UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. ____)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

AMBAC FINANCIAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:
	(2)	Aggregate number of securities to which the transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Ambac Urges Stockholders to Vote the WHITE Card FOR the Company’s Highly Qualified Director Nominees
NEW YORK, NY, May 12, 2016 — Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac"), a holding company whose subsidiaries, including Ambac Assurance Corporation (“Ambac Assurance”), provide financial guarantees and other financial services, today released the following statement to stockholders regarding the Company’s upcoming Annual Meeting:
As our Annual Meeting approaches on May 18, 2016 we reiterate your Board’s commitment to creating sustainable value for ALL Ambac stockholders and urge you to vote the WHITE proxy card in support of our highly-qualified, stockholder-focused, nominees, including our Chairman, Jeffrey S. Stein.
Ambac’s Board and management team have achieved strong results and are best positioned to continue the Company’s forward progress. This is borne out by the facts:

•
Ambac has delivered outstanding operating performance. Since emergence from bankruptcy in 2013, our adjusted book value[1] per share has steadily and substantially increased from -$7.23 to $29.10, as has book value per share from $6.38 to $38.73 and we have delivered more than $2.7 billion in operating income[2], or $59.55 per fully diluted share, and $1.5 billion in net income, or $32.15 per fully diluted share.

•
We have aggressively and successfully managed risk. Our net par exposure has decreased by $95 billion, or 49%, since emergence from bankruptcy. We have secured strong results for our shareholders in litigation, including the $995 million cash settlement in our RMBS litigation with J.P. Morgan.

•
Our Board and governance are strong. We have nominated six seasoned and successful executives with diverse and relevant skills and experience, four of whom have been added to the Board since April 2015, five of whom are independent and all of whom are united in their goal of maximizing value for all stockholders.

Given these and other facts, it is no surprise that over 20% of Ambac's shareholders have already publicly supported Mr. Stein and the Ambac Board and rejected the creditor-centric campaign waged by Canyon Capital Advisors (“Canyon”), an investor with a position in debt securities either issued or insured by Ambac that is more than ten times larger than its equity position.
Additionally, all three independent proxy advisory firms, Institutional Shareholder Services, Glass Lewis, and Egan-Jones Proxy Services have recommended that stockholders vote FOR all of Ambac’s nominees, including Mr. Stein, our Chairman, and NOT for Canyon’s handpicked nominee.
Ambac urges stockholders to vote the WHITE proxy card in favor of our highly-qualified nominees, all of whom are focused on maximizing value for stockholders. Ambac strongly encourages stockholders to visit ambacforshareholders.com to find additional important information.

1.
Adjusted book value is a non-GAAP financial measure of financial position that excludes (or includes) amounts that are included in (or excluded from) Total Ambac Financial Group, Inc. stockholders’ equity which is presented in accordance with GAAP. A reconciliation to Ambac Financial Group, Inc. stockholders’ equity, as reported under GAAP, is available at the end of this document and our Annual Report on Form 10-K filed with the SEC (our “10-K”).

2.
Operating Earnings is a non-GAAP financial measure that excludes (or includes) amounts that are included in (or excluded from) net income attributable to common shareholders which is presented in accordance with GAAP. A reconciliation to net income attributable to common shareholders, as reported under GAAP, is available at the end of this document and in our 10-K.

Non-GAAP Financial Data
In addition to reporting Ambac’s quarterly financial results in accordance with GAAP, Ambac reports two non-GAAP financial measures: Operating Earnings and Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business and the impact of certain items that Ambac believes will reverse from GAAP book value over time through the GAAP statements of comprehensive income. Operating Earnings and Adjusted Book Value are not substitutes for Ambac’s GAAP reporting, should not be viewed in isolation and may differ from similar reporting provided by other companies, which may define non-GAAP measures differently.
Operating Earnings
Operating earnings were $218.1 million, or $4.82 per diluted share, for the first quarter 2016, $1,165.1 million, or $25.32 per diluted share, for the year ended December 31, 2015, $682.6 million, or $14.54 per diluted share for the year ended December 31, 2014, and $688.5 million, or $14.87 per share, for the eight months ended December 31, 2013.
The following table reconciles net income (loss) attributable to common stockholders to the non-GAAP measure, operating earnings, for the three months ended March 31, 2016, the years ended December 31, 2015, and 2014, and eight months ended December 31, 2013, respectively:

	Three Months Ended		Year Ended		Year Ended		Eight Months Ended
	March 31, 2016		December 31, 2015		December 31, 2014		December 31, 2013
		Per		Per		Per		Per
($ in millions, other than per	$	Diluted	$	Diluted	$	Diluted	$	Diluted
share data)	Amount	Share	Amount	Share	Amount	Share	Amount	Share
Net income attributable to common shareholders	$9.4	$0.21	$493.4	$10.72	$484.1	$10.31	$505.2	$10.91
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	(1.3)	(0.03)	(36.7)	(0.80)	(17.1)	(0.37)	(165.9)	(3.58)
Effect of consolidating financial guarantee VIEs	155.8	3.44	9.1	0.20	45.0	0.96	223.7	4.83
Insurance intangible amortization	50.9	1.13	169.6	3.69	151.8	3.24	99.7	2.15
Impairment of Goodwill	—	—	514.5	11.18	—	—	—	—
Foreign exchange (gain) loss from remeasurement of premiums receivable and loss and loss adjustment expenses	7.2	0.16	29.4	0.64	34.9	0.74	(21.0)	(0.45)
Fair value (gain) loss on derivative products from Ambac CVA	(3.9)	(0.09)	(14.2)	(0.31)	(16.1)	(0.34)	46.8	1.01
Operating earnings	$218.1	$4.82	$1,165.1	$25.32	$682.6	$14.54	$688.5	$14.87
Weighted-average diluted shares outstanding (in millions)		45.2		46.0		46.9		46.3
Adjusted Book Value
Adjusted Book Value was $1.310.9 billion, or $29.10 per share, at March 31, 2016, as compared to negative $325.4 million, or negative $7.23 per share, at June 30, 2013.
The following table reconciles Total Ambac Financial Group, Inc. stockholders' equity to the non-GAAP measure Adjusted Book Value as of each date presented:

	March 31, 2016		June 30, 2013
	$		$
($ in millions, other than per share data)	Amount	Per Share	Amount	Per Share
Total AFGI Shareholders' Equity	$1,744.5	$38.73	$287.2	$6.38
Adjustments:
Non-credit impairment fair value losses on credit derivatives	17.7	0.39	188.5	4.19
Financial guarantee VIEs consolidated	(142.4)	(3.16)	(594.4)	(13.21)
Insurance intangible asset	(1,150.0)	(25.53)	(1,621.6)	(36.03)
Goodwill	—	—	(514.5)	(11.43)
Ambac CVA on derivative product liabilities (excluding credit derivatives)	(82.6)	(1.83)	(64.6)	(1.44)
Net unearned premiums and fees in excess of expected losses	1,034.5	22.96	1,903.0	42.29
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	(110.8)	(2.46)	91.0	2.02
Adjusted book value	$1,310.9	$29.10	$(325.4)	$(7.23)
Shares outstanding (in millions)		45.0		45.0
Operating Earnings. Operating Earnings is defined as net income attributable to common stockholders, as reported under GAAP, adjusted on an after-tax basis for the following:

•
Non-credit impairment fair value (gain) loss on credit derivatives: Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates and credit spreads, including the market’s perception of Ambac’s credit risk (“Ambac CVA”), and are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for consistent with the Financial Services – Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.

•
Financial guarantee VIEs consolidated: Elimination of the effects of VIEs that were consolidated as a result of being insured by Ambac. These adjustments eliminate the VIE consolidation and ensure that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services – Insurance Topic of the ASC, whether or not they are subject to consolidation accounting rules.

•
Insurance intangible amortization: Elimination of the amortization of the financial guarantee insurance intangible asset and impairment of goodwill that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. These adjustments ensure that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services – Insurance Topic of the ASC.

•
Foreign exchange (gain) loss from re-measurement of premium receivables and loss and loss expense reserves: Elimination of the foreign exchange gains (losses) on re-measurement of net premium receivables and loss and loss expense reserves. Long-duration receivables constitute a significant portion of the net premium receivable balance and represent the present value of future contractual or expected collections. Therefore, the current period’s foreign exchange re-measurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that Ambac will ultimately recognize.

•
Fair value (gain) loss on derivative products from Ambac CVA: Elimination of the gains (losses) relating to Ambac’s CVA on derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain or loss when realized.

Adjusted Book Value. Adjusted Book Value is defined as Total Ambac Financial Group, Inc. stockholders’ equity as reported under GAAP, adjusted for after-tax impact of the following:

•
Non-credit impairment fair value losses on credit derivatives: Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit loss. GAAP fair values are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates, credit spreads, including Ambac’s CVA that are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.

•
Financial guarantee VIEs consolidated: Elimination of the effects of VIEs that were consolidated as a result of being insured by Ambac. These adjustments eliminate VIE consolidation and ensure that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC, whether or not they are subject to consolidation accounting rules.

•
Insurance intangible asset: Elimination of the financial guarantee insurance intangible asset and goodwill that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. These adjustments ensure that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC.

•
Ambac CVA on derivative product liabilities (excluding credit derivatives): Elimination of the gain relating to Ambac’s CVA embedded in the fair value of derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain when realized.

•
Net unearned premiums and fees in excess of expected losses: Addition of the value of the unearned premium revenue on financial guarantee contracts and fees on credit derivative contracts, adjusted for management's expected future net premiums and credit derivative receipts, in excess of expected losses, net of reinsurance.

•
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income: Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”). The AOCI component of the fair value adjustment on the investment portfolio may differ from realized gains and losses ultimately recognized by the Company based on the Company’s investment strategy. This adjustment only allows for such gains and losses in Adjusted Book Value when realized.

Important Information
Ambac Financial Group, Inc., ("Ambac") filed a definitive proxy statement with the Securities and Exchange Commission ("SEC") on April 20, 2016 in connection with its 2016 Annual Meeting. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER RELEVANT DOCUMENTS FILED BY AMBAC WITH THE SEC IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov and through the website maintained by Ambac at http://ir.ambac.com.
Certain Information Regarding Participants
Ambac, its directors and certain of its officers and other employees may be deemed to be participants in the solicitation of Ambac's stockholders in connection with its 2016 annual meeting. Information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of these persons can be found in Ambac's definitive proxy statement for its 2016 Annual Meeting, which was filed with the SEC on April 20, 2016. To the extent holdings of Ambac’s securities by such persons have changed since the amounts printed in the 2016 definitive proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or on Statements of Change in Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and, to the extent applicable, will be updated in other materials to be filed with the SEC in connection with Ambac’s 2016 Annual Meeting. Stockholders may obtain a free copy of the proxy statement and other documents filed by Ambac with the SEC from the sources listed above.

About Ambac
Ambac Financial Group, Inc. ("Ambac"), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiary, Ambac Assurance Corporation ("AAC"), Everspan Financial Guarantee Corp., and Ambac Assurance UK Limited, provide financial guarantees and other financial services to clients in both the public and private sectors globally. Ambac Assurance, including the Segregated Account of Ambac Assurance (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac is also selectively exploring opportunities involving the acquisition and/or development of new businesses. Ambac‘s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain primary residential mortgage backed securities litigations. For more information, please go to www.ambac.com.
Contact
Abbe F. Goldstein, CFA
Managing Director, Investor Relations and Corporate Communications
(212) 208-3222
agoldstein@ambac.com
Source: Ambac Financial Group, Inc.